Exhibit 99.1

NEWS

For Release           Immediate

Contacts              (News Media) Tony Zehnder, EVP, Corporate Communications
                      312.396.7086
                      (Investors) Lowell Short, SVP, Investor Relations 317.817.6238



                Fritts Joins Conseco as Executive Vice President

Carmel, Ind., March 1, 2006: Conseco, Inc. (NYSE:CNO) today announced that William Fritts has joined the company as executive vice president, government relations.

"Bill's extensive experience in government relations and the insurance industry will be an important asset to our senior leadership team," said William Kirsch, Conseco's President and CEO. "He will play an important role in actively promoting the legislative, regulatory and professional interests of Conseco to the federal and state regulatory agencies, and I'm excited about the contributions he'll make at Conseco."

As executive vice president, Fritts is primarily responsible for managing Conseco's regulator relationships, monitoring legislative and regulatory development, and acting as the main interface with regulatory associations. He will coordinate Conseco's government relations function on an enterprise-wide basis, overseeing activities at Conseco Insurance Group, Bankers Life and Casualty Company, and Colonial Penn Life Insurance Company.

Fritts joins Conseco from The Property Casualty Insurers Association of America, where he served as executive vice president responsible for oversight and coordination of PCI's federal and state political advocacy and public affairs efforts. Prior experience includes senior positions at Intersect Strategies Group, a government and business consultant organization, ING Americas and ReliaStar Financial Corporation. He also served as the Washington representative of the NAIC, Minnesota chief of staff for U.S. Senator Dave Durenberger, assistant secretary for legislative and inter-government affairs at the U.S. Department of Commerce, and held various positions in federal agencies. Fritts holds a BA in psychology and chemistry from the University of Vermont.

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's web site at www.conseco.com.

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